Exhibit 16.1

March 3, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PRA Group, Inc. (“the Company”) and, under the date of February 28, 2022, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2021 and 2020. On March 1, 2022, when the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 our client-auditor relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 3, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that (1) the Company’s Audit Committee of the Board of Directors approved the engagement of Ernst & Young LLP (“EY”) as the Company’s new independent registered public accounting firm, and (2) during the two most recent fiscal years ended December 31, 2021 and 2020, and during the subsequent interim period through March 1, 2022, neither the Company nor anyone on its behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP